Exhibit 10.1

Amendment to

Employment Agreement

This Amendment (the “Amendment”) is entered into this 22 day of February, 2015 by and between Globe Specialty Metals, Inc. (the “Company”) and Alan Kestenbaum (“Executive”) and amends the Employment Agreement dated January 27, 2011 between the Company and the Executive (the “Agreement”).

WHEREAS, the Agreement, pursuant to its terms, automatically renewed on November 13, 2014 for a one-year term (subject to further renewal);

Whereas, the Company desires to continue the employment of Executive on the terms and conditions set forth in the Agreement, subject to the modifications set forth herein; and

WHEREAS, Executive has agreed to continue to perform services for the Company pursuant to the Agreement subject to the modifications set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1.  Term. Section 2 is hereby amended and restated in its entirety to read as follows:

(a) Executive’s employment will be for a term expiring on December 31, 2016 (the “Term”). Any termination of Executive’s employment will be governed by the terms set forth in this Agreement.

(b) If the Term expires without the Company providing Executive with a timely written notice of termination for Cause (as defined in Section 4(h)(iii) of this Agreement) in accordance with the procedures set forth in Section 4(e) and terminating Executive for Cause, the expiration of the Term will be considered a termination “for other than Cause” as provided in Section 4(f) (or, if during the Protection Period, Section 4(g)).

2.  The following sentence is hereby inserted at the end of Section 3(d): “Notwithstanding anything to contrary contained in this Agreement or elsewhere, no negative discretion under any plan shall be applied to Executive absent the unanimous consent of the Compensation Committee as regularly constituted.

3.  Good Reason. Section 4(h)(vi)(B) is hereby amended to read as follows:

(B) Executive is assigned duties substantially inconsistent with his responsibilities as then in effect, or Executive’s authorities, duties, or responsibilities are diminished in any material respect, including as a result of (i) his failing to be elected or appointed as a member of the Board (following a Change of Control, references to the Board as used in this definition shall refer to the board of directors of any parent company of the Company) or (ii) the Company (or, following a Change of Control, any parent company of the Company) ceasing to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended;

3. Continuation. Except as modified herein, the Agreement continues in full force and effect in accordance with its original terms.

In witness whereof, the parties hereto have signed this Amendment as of the date first set forth above.

Globe Specialty Metals, Inc.

By:	/s/ Jeff Bradley
Name:	Jeff Bradley
Title:	CEO

/s/ Alan Kestenbaum
Alan Kestenbaum

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